Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Oculus Innovative Sciences, Inc. and Subsidiaries on Form S-1 of our report dated June 13, 2007, with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2007 and 2006 and for the each of the three years in the period ended March 31, 2007 appearing in the Annual Report on Form 10-K/A of Oculus Innovative Sciences, Inc. and Subsidiaries for the year ended March 31, 2007. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.
/s/ Marcum & Kliegman llp
New York, New York
August 28, 2007